EXHIBIT 99.1
Leidos Posts Strong Fourth Quarter and Fiscal Year 2025 Results
▶Revenues: $4.2 billion for fourth quarter (down 4% year-over-year); $17.2 billion for the year (up 3% year-over-year)
▶Diluted Earnings per Share: $2.53 for fourth quarter (up 19% year-over-year); $11.14 for the year (up 21% year-over-year)
▶Non-GAAP Diluted Earnings per Share: $2.76 for fourth quarter (up 16% year-over-year); $11.99 for the year (up 17% year-over-year)
▶Cash Flows from Operations: $495 million for fourth quarter; $1.8 billion for the year
▶Net Bookings: $5.6 billion for fourth quarter (book-to-bill ratio of 1.3); $17.5 billion for the year (book-to-bill ratio of 1.0)

RESTON, Va., February 17, 2026 – Leidos Holdings, Inc. (NYSE: LDOS) today reported financial results for the fourth quarter and fiscal year 2025, highlighted by significant growth in priority markets, enhanced profitability, double-digit earnings growth, and excellent business development performance. In addition, Leidos established guidance for 2026 that forecasts continued growth in revenues and non-GAAP diluted earnings per share and robust cash flows provided by operating activities.
"Our performance this quarter and throughout the year underscores the incredible resilience of our team and the power of our strategy in action," said Leidos Chief Executive Officer Tom Bell. "In a dynamic market environment, we delivered solid top-line growth, outstanding earnings power, and robust cash generation, which provide a strong foundation for future investment. This success is not accidental; we are acting with urgency to advance our customers' most critical national security priorities and proactively shaping our portfolio towards our strategic Growth Pillars—in space and maritime, energy infrastructure, digital modernization and cyber, mission software, and managed health services."
"Our NorthStar 2030 strategy is guiding us to deliver smarter, more efficient outcomes for the nation while accelerating long-term value for our shareholders," Bell said.
SUMMARY OF OPERATING RESULTS

(in millions, except margin and per share data)	Three Months Ended		Year Ended
	January 2, 2026	January 3, 2025	January 2, 2026	January 3, 2025
Revenues	$4,207	$4,365	$17,174	$16,662
Net income	$335	$282	$1,462	$1,251
Net income margin	8.0%	6.5%	8.5%	7.5%
Diluted earnings per share (EPS)	$2.53	$2.12	$11.14	$9.22
Non-GAAP Measures*:
Adjusted EBITDA	$556	$508	$2,420	$2,153
Adjusted EBITDA margin	13.2%	11.6%	14.1%	12.9%
Non-GAAP diluted EPS	$2.76	$2.37	$11.99	$10.21
*    Non-GAAP financial measures should be considered in addition to, but not as a substitute for, the information provided in accordance with GAAP. Management believes that these non-GAAP measures provide another measure of Leidos' results of operations and financial condition, including its ability to comply with financial covenants in our debt agreements. See Non-GAAP Financial Measures at the end of this press release for more information and a reconciliation of these non-GAAP measures to the most directly comparable GAAP measures.
Revenues were $4.21 billion for the quarter, down 4% year-over-year primarily as a result of an extra work week in the fourth quarter of fiscal year 2024 and the six-week government shutdown in the fourth quarter of 2025. For the year, revenues of $17.17 billion grew 3% driven by strong demand across all customer segments, especially for integrated air defense, Intelligence Community support, and cyber.
For the quarter, net income was $335 million, or $2.53 per diluted share, both up 19% compared to the fourth quarter of fiscal year 2024. Net income margin was 8.0%, up 150 basis points year-over-year. Adjusted EBITDA was $556 million (13.2% margin), up 9% over the fourth quarter of 2024. Non-GAAP net income was $364 million, which generated non-GAAP diluted

1	Leidos Holdings, Inc. Exhibit 99.1

EPS of $2.76. Non-GAAP net income was up 15%, and non-GAAP diluted EPS was up 16% compared to the fourth quarter of fiscal year 2024.
For the year, net income was $1.46 billion, or $11.14 per diluted share. Net income and diluted EPS were up 17% and 21%, respectively, compared to fiscal year 2024. Net income margin for the year increased to 8.5% from 7.5% in fiscal year 2024. Adjusted EBITDA was $2.42 billion (14.1% margin), up 12% over fiscal year 2024. Non-GAAP net income was $1.57 billion, which generated non-GAAP diluted EPS of $11.99. Non-GAAP net income was up 14%, and non-GAAP diluted EPS was up 17% compared to fiscal year 2024.
The primary drivers of increased earnings for the quarter and the year were increased efficiencies on certain fixed price programs and improved program execution and cost control across the company.
CASH FLOW SUMMARY
In the fourth quarter, Leidos generated $495 million of net cash provided by operating activities, the highest fourth quarter performance in the company's history, driven by strong EBITDA performance, collections, and working capital management. Leidos used $33 million in investing activities, consisting primarily of property, equipment and software payments, which resulted in quarterly free cash flow of $452 million and free cash flow conversion of 127%. Leidos used $357 million in financing activities, including $305 million in share repurchases and $55 million as part of a regular quarterly cash dividend program.
For the year, net cash provided by operating activities was $1.75 billion, free cash flow was $1.63 billion, and free cash flow conversion was 104%. For the year, free cash flow grew 26%, or 32% on a per share basis. For the year Leidos used $405 million in investing activities and $1.15 billion in financing activities. As of January 2, 2026, the Company had $1.1 billion in cash and cash equivalents and $4.6 billion in debt.
On February 13, 2026, the Leidos Board of Directors declared that Leidos will pay a cash dividend of $0.43 per share on March 31, 2026, to stockholders of record at the close of business on March 16, 2026.
After the close of the quarter, Leidos entered into a stock purchase agreement to acquire power design firm Entrust for a purchase price of $2.4 billion, subject to customary adjustments for Entrust’s cash, debt, transaction expenses and net working capital. Entrust's engineering expertise extends from points of generation to transmission and distribution across the power delivery spectrum of both gas and electric utilities. Acquiring Entrust will broaden Leidos’ base of utility clients and strengthen its ability to drive innovation across a broader, more diverse set of utility customers. The transaction is expected to close in the first half of fiscal 2026, subject to the satisfaction or waiver of customary closing conditions.
NEW BUSINESS AWARDS
Net bookings totaled $5.6 billion in the fourth quarter and $17.5 billion for fiscal year 2025, representing book-to-bill ratios of 1.3 and 1.0, respectively. As a result, backlog at the end of fiscal year 2025 was $49.0 billion, of which $9.7 billion was funded. Included in the quarterly bookings were several notable awards:
▶Air Base Air Defense - Missile Defense (ABADS-MD). The Air Force awarded Leidos a five-year, $2.2 billion award to deploy its Affordable Long-Range Persistent Surveillance (ALPS) and Medium-Range Air Defense Radar (MRADR) systems in support of the ABADS-MD program. These systems fulfill the Department of War (DoW) mandate for survivable base defense through passive sensors that detect threats without emitting a targetable signal. ALPS and MRADR use novel sensing technology coupled with sophisticated GPU-accelerated signal processing to create a high-quality, long-range air picture for air-breathing targets. These software-centric systems sit at the center of Integrated Air Defense, feeding real-time data into command-and-control nodes to secure air bases in both domestic and contested, forward-deployed theaters.
▶Air Force Cloud One Next (C1N) Architecture & Common Shared Services (ACSS). Leidos secured a potential six-year, $455 million takeaway to lead the Air Force’s C1N ACSS initiative. Leveraging expertise in Zero Trust, automation, and multi-cloud brokering, Leidos will provide a unified, self-service enterprise-grade cloud platform that accelerates application migration and modernization and enhances warfighter data accessibility at the point of need.
▶Common Hypersonic Glide Body (C-HGB). The Army awarded Leidos a $151 million contract modification to extend work on the C-HGB program, a direct reflection of the administration's urgent mandate to accelerate missile and munition production. Leidos remains committed to ensuring our warfighters possess the long-range, high-speed capabilities necessary to maintain a decisive advantage in contested environments.
▶Defense Information System Agency (DISA) Compartmented Enterprise Systems Office (CESO). Under a new $142 million award, Leidos will support DISA CESO in securing and modernizing IT for classified networks, focusing on cloud services,

Leidos Holdings, Inc. Exhibit 99.1	2

cybersecurity, and enterprise IT support for sensitive operations. By replacing rigid legacy systems with agile DevSecOps and Zero Trust architectures, Leidos will deliver the high-velocity data access required for today's complex theater operations.
In addition, Leidos received prime positions on several indefinite delivery/indefinite quantity (IDIQ) contracts that provide competitive differentiation and channels for future growth but are not included in bookings or backlog beyond any awarded task orders. The largest of these IDIQs were:
▶Missile Defense Agency (MDA) Scalable Homeland Innovative Enterprise Layered Defense (SHIELD). The MDA awarded Leidos a position on SHIELD, a ten-year IDIQ with a ceiling value of $151 billion supporting the rapid development and deployment of the nation's 'Golden Dome' multi-domain, layered homeland defense architecture. Under the contract, Leidos is positioned to deliver end-to-end, mission-integrated capabilities spanning sensing, battle management, and system integration across space and terrestrial layers. Leveraging its proven expertise in missile defense integration, AI-enabled command-and-control, and digital engineering, Leidos enables plug-and-play connectivity and accelerated kill-chain execution from sensor to effector.
▶Defense Microelectronics Activity (DMEA) Advanced Technology Support Program V (ATSP5). Leidos secured a position on DMEA's ATSP5, a ten-year IDIQ with a ceiling value of $24.5 billion that enables the DoW and other federal agencies to rapidly modernize military technology through advanced engineering and prototyping, while mitigating supply chain risks and resolving equipment obsolescence. Under the streamlined ATSP5 framework, Leidos can advance customers' operational requirements in intelligence, surveillance, and reconnaissance; sensors; space systems; cyber and Zero Trust; and enterprise systems integration.

3	Leidos Holdings, Inc. Exhibit 99.1

FORWARD GUIDANCE
Leidos is initiating fiscal year 2026 guidance as specified in the table below.

Measure	FY26 Guidance
Revenues (billions)	$17.5 - $17.9
Adjusted EBITDA Margin	Mid 13%
Non-GAAP Diluted EPS	$12.05 - $12.45
Cash Flows Provided by Operating Activities (billions)	Approximately $1.75
For information regarding adjusted EBITDA margin and non-GAAP diluted EPS, see the related explanations and reconciliations to GAAP measures included elsewhere in this release.
Leidos does not provide a reconciliation of forward-looking adjusted EBITDA margins or non-GAAP diluted EPS to net income margin or diluted EPS, due to the inherent difficulty in forecasting and quantifying certain amounts that are necessary for such reconciliation. Because certain deductions for non-GAAP exclusions used to calculate projected net income may vary significantly based on actual events, Leidos is not able to forecast on a GAAP basis with reasonable certainty all deductions needed in order to provide a GAAP calculation of projected net income margin, diluted EPS or net income attributable to Leidos shareholders at this time. The amounts of these deductions may be material and, therefore, could result in projected net income margin, net income attributable to Leidos shareholders and diluted EPS being materially less than projected adjusted EBITDA margins and non-GAAP diluted EPS.

Leidos Holdings, Inc. Exhibit 99.1	4

CONFERENCE CALL INFORMATION
Leidos management will discuss operations and financial results in an earnings conference call beginning at 8 A.M. eastern time on February 17, 2026. A live audio broadcast of the conference call along with a supplemental presentation will be available to the public through links on the Leidos Investor Relations website (http://ir.leidos.com). An archived version of the webcast will be available on the Leidos Investor Relations website until February 17, 2027.
ABOUT LEIDOS
Leidos is an industry and technology leader serving government and commercial customers with smarter, more efficient digital and mission innovations. Headquartered in Reston, Virginia, with 47,000 global employees, Leidos reported annual revenues of approximately $17.2 billion for the fiscal year ended January 2, 2026. For more information, visit www.leidos.com.
FORWARD-LOOKING STATEMENTS
Certain statements in this release contain or are based on "forward-looking" information within the meaning of the Private Securities Litigation Reform Act of 1995. In some cases, you can identify forward-looking statements by words such as "expects," "intends," "plans," "anticipates," "believes," "estimates," "guidance" and similar words or phrases. Forward-looking statements in this release include, among others, estimates of our future growth, strategy and financial and operating performance, including future revenues, adjusted EBITDA margins, diluted EPS (including on a non-GAAP basis) and cash flows provided by operating activities, as well as statements about our business contingency plans, government budgets and the ongoing Continuing Resolution, uncertainties in tax due to new tax legislation or other regulatory developments, strategy, planned investments, sustainability goals and our future dividends, share repurchases, capital expenditures, debt repayments, acquisitions (including the acquisition of Entrust), dispositions and cash flow conversion. These statements reflect our belief and assumptions as to future events that may not prove to be accurate.
Actual performance and results may differ materially from those results anticipated by our guidance and other forward-looking statements made in this release depending on a variety of factors, including, but not limited to: developments in the U.S. government defense and non-defense budgets, including budget reductions, sequestration, implementation of spending limits or changes in budgetary priorities, initiatives aimed at improving governmental efficiency, delays in the U.S. government budget process or a government shutdown, or the U.S. government’s failure to raise the debt ceiling, which increases the possibility of a default by the U.S. government on its debt obligations, related credit-rating downgrades, or an economic recession; uncertainties in tax due to new tax legislation or other regulatory developments; deterioration of economic conditions or weakening in credit or capital markets; uncertainty in the consequences of current and future geopolitical events; inflationary pressures and fluctuations in interest rates; delays in the U.S. government contract procurement process or the award of contracts and delays or loss of contracts as a result of competitor protests; changes in U.S. government procurement rules, regulations and practices, including its organizational conflict of interest rules; changes in global trade policies, tariffs and other measures that could restrict international trade; increased preference by the U.S. government for minority-owned, small and small disadvantaged businesses; fluctuations in foreign currency exchange rates; our compliance with various U.S. government and other government procurement rules and regulations; governmental reviews, audits and investigations of our company; our ability to effectively compete and win contracts with the U.S. government and other customers; our ability to respond rapidly to emerging technology trends, including the use of artificial intelligence; our reliance on information technology spending by hospitals/healthcare organizations; our reliance on infrastructure investments by industrial and natural resources organizations; energy efficiency and alternative energy sourcing investments; investments by U.S. government and commercial organizations in environmental impact and remediation projects; the effects of an epidemic, pandemic or similar outbreak may have on our business, financial position, results of operations and/or cash flows; our ability to attract, train and retain skilled employees, including our management team, and to obtain security clearances for our employees; our ability to accurately estimate costs, including cost increases due to inflation, associated with our firm-fixed-price contracts and other contracts; resolution of legal and other disputes with our customers and others or legal or regulatory compliance issues; cybersecurity, data security or other security threats, system failures or other disruptions of our business; our compliance with international, federal, state and local laws and regulations regarding privacy, data security, protection, storage, retention, transfer, disposal and other processing, technology protection and personal information; the damage and disruption to our business resulting from natural disasters and the effects of climate change; our ability to effectively acquire businesses and make investments; our ability to manage risks associated with our joint ventures, including those in which we are a minority owner and do not operate the assets; our ability to maintain relationships with prime contractors, subcontractors and joint venture partners; our ability to manage performance and other risks related to customer contracts; the failure of our inspection or detection systems to detect threats; the adequacy of our insurance programs, customer indemnifications or other liability protections designed to protect us from significant product

5	Leidos Holdings, Inc. Exhibit 99.1

or other liability claims, including cybersecurity attacks; our ability to manage risks associated with our international business; our ability to comply with the U.S. Foreign Corrupt Practices Act, the U.K. Bribery Act of 2010 and similar worldwide anti-corruption and anti-bribery laws and regulations; our ability to protect our intellectual property and other proprietary rights by third parties of infringement, misappropriation or other violations by us of their intellectual property rights; our ability to prevail in litigation brought by third parties of infringement, misappropriation or other violations by us of their intellectual property rights; our ability to declare or increase future dividends based on our earnings, financial condition, capital requirements and other factors, including compliance with applicable law and our agreements; our ability to grow our commercial health and infrastructure businesses, which could be negatively affected by budgetary constraints faced by hospitals and by developers of energy and infrastructure projects; our ability to successfully integrate acquired businesses; our ability to complete the acquisition of Entrust or successfully integrate Entrust to achieve the expected benefits of such acquisition; and our ability to execute our business plan and long-term management initiatives effectively and to overcome these and other known and unknown risks that we face.
These are only some of the factors that may affect the forward-looking statements contained in this release. For further information concerning risks and uncertainties associated with our business, please refer to the filings we make from time to time with the U.S. Securities and Exchange Commission ("SEC"), including the "Risk Factors," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Legal Proceedings" sections of our latest Annual Report on Form 10-K and Quarterly Reports on Form 10-Q, all of which may be viewed or obtained through the Investor Relations section of our website at www.leidos.com.
All information in this release is as of February 17, 2026. Leidos expressly disclaims any duty to update the guidance or any other forward-looking statement provided in this release to reflect subsequent events, actual results or changes in Leidos' expectations. Leidos also disclaims any duty to comment upon or correct information that may be contained in reports published by investment analysts or others.

CONTACTS:

Investor Relations:	Media Relations:
Stuart Davis	Brandon Ver Velde
571.526.6124	571.526.6257
ir@leidos.com	brandon.p.vervelde@leidos.com

Leidos Holdings, Inc. Exhibit 99.1	6

LEIDOS HOLDINGS, INC.
UNAUDITED CONSOLIDATED STATEMENTS OF OPERATIONS

	Three Months Ended		Year Ended
(in millions, except per share data)	January 2, 2026	January 3, 2025	January 2, 2026	January 3, 2025
Revenues	$4,207	$4,365	$17,174	$16,662
Cost of revenues	3,468	3,672	14,075	13,864
Selling, general and administrative expenses	266	279	999	983
Acquisition, integration and restructuring costs	8	2	18	16
Asset impairment charges	1	5	5	11
Equity earnings of non-consolidated subsidiaries	(9)	(14)	(32)	(39)
Operating income	473	421	2,109	1,827
Non-operating income (expense):
Interest expense, net	(48)	(47)	(203)	(193)
Other income, net	4	1	3	5
Income before income taxes	429	375	1,909	1,639
Income tax expense	(94)	(93)	(447)	(388)
Net income	335	282	1,462	1,251
Less: net income (loss) attributable to non-controlling interest	8	(2)	14	(3)
Net income attributable to Leidos common stockholders	$327	$284	$1,448	$1,254
Earnings per share:
Basic	$2.57	$2.14	$11.31	$9.36
Diluted	2.53	2.12	11.14	9.22
Weighted average number of common shares outstanding:
Basic	127	133	128	134
Diluted	129	134	130	136
Cash dividends declared per share	$0.43	$0.40	$1.63	$1.54

7	Leidos Holdings, Inc. Exhibit 99.1

LEIDOS HOLDINGS, INC.
UNAUDITED CONSOLIDATED BALANCE SHEETS

(in millions, except share and par value data)	January 2, 2026	January 3, 2025
Assets
Cash and cash equivalents	$1,108	$849
Receivables, net	2,708	2,645
Inventory, net	342	315
Other current assets	656	525
Total current assets	4,814	4,334
Property, plant and equipment, net	961	991
Intangible assets, net	458	517
Goodwill	6,342	6,084
Operating lease right-of-use assets, net	526	560
Deferred tax assets	48	203
Other long-term assets	344	321
Total assets	$13,493	$13,010
Liabilities:
Accounts payable and accrued liabilities	$1,988	$2,131
Accrued payroll and employee benefits	819	811
Current portion of long-term debt	20	618
Total current liabilities	2,827	3,560
Long-term debt, net of current portion	4,628	4,052
Operating lease liabilities	587	621
Deferred tax liabilities	221	2
Other long-term liabilities	268	315
Total liabilities	8,531	8,550
Stockholders’ equity:
Preferred stock, $0.0001 par value, 10,000,000 shares authorized and no shares issued and outstanding at January 2, 2026, and January 3, 2025	—	—
Common stock, $0.0001 par value, 500,000,000 shares authorized, 126,380,657 and 131,163,899 shares issued and outstanding at January 2, 2026, and January 3, 2025, respectively	—	—
Additional paid-in capital	319	1,112
Retained earnings	4,647	3,410
Accumulated other comprehensive loss	(50)	(110)
Total Leidos stockholders’ equity	4,916	4,412
Non-controlling interest	46	48
Total stockholders’ equity	4,962	4,460
Total liabilities and stockholders’ equity	$13,493	$13,010

Leidos Holdings, Inc. Exhibit 99.1	8

LEIDOS HOLDINGS, INC.
UNAUDITED CONSOLIDATED STATEMENTS OF CASH FLOWS

	Three Months Ended		Year Ended
(in millions)	January 2, 2026	January 3, 2025	January 2, 2026	January 3, 2025
Cash flows from operations:
Net income	$335	$282	$1,462	$1,251
Adjustments to reconcile net income to net cash provided by operations:
Depreciation and amortization	75	79	290	290
Stock-based compensation	23	26	95	85
Asset impairment charges	1	5	5	11
Deferred income taxes	81	(2)	369	(98)
Other	6	39	9	44
Change in assets and liabilities, net of effects of acquisitions and dispositions:
Receivables	251	40	(46)	(220)
Other current assets and other long-term assets	(7)	(6)	19	96
Accounts payable and accrued liabilities and other long-term liabilities	(200)	(16)	(308)	(117)
Accrued payroll and employee benefits	11	(87)	1	121
Income taxes receivable/payable	(81)	(66)	(146)	(28)
Net cash provided by operating activities	495	294	1,750	1,435
Cash flows from investing activities:
Acquisitions of businesses, net of cash acquired	(1)	—	(293)	—
Payments for property, equipment and software	(43)	(86)	(125)	(149)
Proceeds from disposition of businesses	9	—	9	—
Other	2	—	4	7
Net cash used in investing activities	(33)	(86)	(405)	(142)
Cash flows from financing activities:
Proceeds from debt issuance	—	—	997	—
Repayments of borrowings	(5)	(4)	(1,019)	(18)
Payments for debt issuance and modification costs	—	—	(7)	—
Dividend payments	(55)	(53)	(211)	(208)
Repurchases of stock and other	(305)	(406)	(944)	(906)
Proceeds from issuances of stock	15	27	62	55
Net capital distributions to non-controlling interests	(7)	(3)	(16)	(6)
Other	—	(1)	(7)	(1)
Net cash used in provided by financing activities	(357)	(440)	(1,145)	(1,084)
Effect of foreign exchange rate changes on cash and cash equivalents	2	(15)	13	(10)
Net increase (decrease) in cash, cash equivalents and restricted cash	107	(247)	213	199
Cash, cash equivalents and restricted cash at beginning of period	1,097	1,238	991	792
Cash, cash equivalents and restricted cash at end of year	$1,204	$991	$1,204	$991

9	Leidos Holdings, Inc. Exhibit 99.1

LEIDOS HOLDINGS, INC.
UNAUDITED SEGMENT OPERATING RESULTS

	Three Months Ended		Year Ended
(in millions, except margin percentages)	January 2, 2026	January 3, 2025	January 2, 2026	January 3, 2025
Revenues:
National Security & Digital	$1,846	$1,894	$7,611	$7,365
Health & Civil	1,205	1,328	5,069	5,015
Commercial & International	610	604	2,315	2,252
Defense Systems	546	539	2,179	2,030
Total	$4,207	$4,365	$17,174	$16,662
Operating income (loss):
National Security & Digital	$196	$175	$760	$720
Health & Civil	264	279	1,202	1,095
Commercial & International	51	40	166	104
Defense Systems	44	2	156	94
Corporate	(82)	(75)	(175)	(186)
Total	$473	$421	$2,109	$1,827
Operating income margin:
National Security & Digital	10.6%	9.2%	10.0%	9.8%
Health & Civil	21.9%	21.0%	23.7%	21.8%
Commercial & International	8.4%	6.6%	7.2%	4.6%
Defense Systems	8.1%	0.4%	7.2%	4.6%
Total	11.2%	9.6%	12.3%	11.0%
Revenues and operating income for the three months and year ended January 2, 2026, reflect the impact of a six-week government shutdown. Revenues and operating income for the three months and year ended January 3, 2025, reflect the impact of an extra work week as part of the company's 4-4-5 financial calendar. Together, these two factors lowered year-over-year comparisons for revenue by an estimated 7 and 2 percentage points for the quarter and year, respectively, with relatively little impact on profitability.
National Security & Digital
National Security & Digital revenues were $1.85 billion for the quarter and $7.61 billion for the year, down 3% and up 3% over the comparable 2024 periods, respectively. The segment realized significant growth in the quarter and the year from new business wins across the portfolio, including large classified contracts within the Intelligence Community and the Army Global Unified Network program, as well as the acquisition of Kudu Dynamics.
National Security & Digital operating income margin was 10.6% for the quarter, compared to 9.2% in the prior year quarter, and 10.0% for the year, compared to 9.8% in the prior year. On a non-GAAP basis, operating income margin was 11.3% for the quarter, compared to 9.7% in the prior year quarter, and 10.4% for the year, compared to 10.2% in the prior year. The increase in segment profitability for the quarter and full year was driven by increased volumes and efficiencies on certain fixed price programs and improved program execution.
Health & Civil
Health & Civil revenues were $1.21 billion for the quarter and $5.07 billion for the year, down 9% and up 1% over the comparable 2024 periods, respectively. Health & Civil operating income margin was 21.9% for the quarter, compared to 21.0% in the prior year quarter, and 23.7% for the year, compared to 21.8% in the prior year. On a non-GAAP basis, operating income margin was 22.4% for the quarter, compared to 21.6% in the prior year quarter, and 24.2% for the year, compared to 22.5% in the prior year. The managed health services business was a moderate headwind to the quarter and a moderate tailwind for the year. The consistent increase in segment profitability for the quarter and the year was driven by strong program execution as well as technology-driven efficiencies and prudent cost management.

Leidos Holdings, Inc. Exhibit 99.1	10

LEIDOS HOLDINGS, INC.
UNAUDITED SEGMENT OPERATING RESULTS [CONTINUED]
Commercial & International
Commercial & International revenues were $610 million for the quarter and $2.32 billion for the year, up 1% and 3% over the comparable 2024 periods. The primary drivers for revenue growth in the quarter and year were higher volumes within commercial energy and improved performance in the United Kingdom, which offset the divestiture of an immaterial business not aligned to the Company's long term strategy.
Commercial & International operating income margin for the quarter was 8.4%, compared to 6.6% in the prior year quarter. On a non-GAAP basis, operating margin for the quarter was 9.7%, compared to 7.9% in the prior year quarter. Commercial & International operating income margin for fiscal year 2025 was 7.2%, compared to 4.6% in the prior year. On a non-GAAP basis, operating margin for the year was 8.7% compared to 6.4% in the prior year. The increase in segment profitability for the quarter and year was primarily driven by a more profitable business mix and improved program execution.
Defense Systems
Defense System revenues were $546 million for the quarter and $2.18 billion for the year, up 1% and 7% over the comparable 2024 periods, respectively, driven primarily by higher production volumes on warfighter support programs. Defense Systems operating income margin for the quarter was 8.1%, compared to 0.4% in the prior year quarter. On a non-GAAP basis, operating margin for the quarter was 10.3%, up from 3.5% in the prior year quarter. Defense Systems operating income margin for fiscal year 2025 was 7.2%, compared to 4.6% in the prior year. On a non-GAAP basis, operating margin for the year was 9.5%, up from 7.9% in fiscal year 2024. The increase in segment profitability for the quarter and year was primarily driven by rigorous cost-discipline and the successful maturation of key programs into the production phase.

11	Leidos Holdings, Inc. Exhibit 99.1

LEIDOS HOLDINGS, INC.
UNAUDITED BACKLOG BY REPORTABLE SEGMENT
Backlog represents the revenues we expect to recognize under negotiated contracts and unissued task orders on sole source IDIQ contracts, to the extent we believe their execution and funding to be probable. Backlog does not include potential task orders expected to be awarded under multiple award IDIQ contracts.
Backlog value is based on management’s estimates about volume of services, availability of customer funding and other factors, and excludes contracts that are under protest. Estimated backlog comprises both funded and negotiated unfunded backlog. Backlog estimates are subject to change and may be affected by several factors including modifications of contracts, non-exercise of options and foreign currency movements.
Funded backlog for contracts with the U.S. government represents the value on contracts for which funding is appropriated less revenues previously recognized on these contracts. Funded backlog for contracts with non-U.S. government entities and commercial customers represents the estimated value on contracts, which may cover multiple future years, under which Leidos is obligated to perform, less revenue previously recognized on the contracts. Unfunded backlog represents all remaining value on task orders that is not funded, including options, that we expect to recognize as well as expected future task orders under sole source IDIQ contracts.
The estimated value of segment backlog as of the dates presented was as follows:

	January 2, 2026			January 3, 2025(1)
(in millions)	Funded	Unfunded	Total	Funded	Unfunded	Total
National Security & Digital	$2,749	$23,891	$26,640	$2,881	$23,404	$26,285
Health & Civil	2,745	7,690	10,435	1,456	10,735	12,191
Commercial & International	2,588	2,659	5,247	2,456	1,901	4,357
Defense Systems	1,603	5,107	6,710	1,616	3,941	5,557
Total	$9,685	$39,347	$49,032	$8,409	$39,981	$48,390
(1)    Amounts have been recast to include estimated future revenue on task orders expected to be awarded under sole source IDIQ contracts. As a result, unfunded backlog increased $4,836 million.
Backlog at January 2, 2026, includes $149 million acquired through the acquisition of Kudu Dynamics within the National Security and Digital reportable segment.

Leidos Holdings, Inc. Exhibit 99.1	12

LEIDOS HOLDINGS, INC.
UNAUDITED NON-GAAP FINANCIAL MEASURES
Leidos uses and refers to organic revenues, non-GAAP operating income, non-GAAP operating margin, adjusted EBITDA, adjusted EBITDA margin, non-GAAP diluted EPS, free cash flow and free cash flow conversion, which are not measures of financial performance under generally accepted accounting principles in the U.S. and, accordingly, these measures should not be considered in isolation or as a substitute for the comparable GAAP measures and should be read in conjunction with Leidos's consolidated financial statements prepared in accordance with GAAP.
Management believes that these non-GAAP measures provide another measure of the results of operations and financial condition, including its ability to comply with financial covenants. These non-GAAP measures are frequently used by financial analysts covering Leidos and its peers. The computation of non-GAAP measures may not be comparable to similarly titled measures reported by other companies, thus limiting their use for comparability.
Organic revenues captures the revenue that is inherent in the underlying business excluding the impact of acquisitions and divestitures made within the prior year; it is computed as current revenues excluding revenues from acquisitions within the last 12 months and divestitures within the current and year-ago periods.
Non-GAAP operating income is computed by excluding the following discrete items from operating income:
▶Acquisition, integration and restructuring costs – Represents acquisition, integration, lease termination, severance and retention costs and asset markdowns related to acquisitions and restructuring activities.
▶Amortization of acquired intangible assets – Represents the amortization of the fair value of the acquired intangible assets.
▶Asset impairment charges – Represents impairments of long-lived intangible assets, right-of-use assets, and other assets related to our facility rationalization effort.
▶Gain on sale of business – Represents the gain on sale of a business.
▶Gain on sale of intangible assets – Represents the gain on sale of intellectual property not used in operations.
Non-GAAP operating margin is computed by dividing non-GAAP operating income by revenues.
Adjusted EBITDA is computed by excluding the following items from income before income taxes: (i) discrete items as identified above; (ii) interest expense; (iii) interest income; (iv) depreciation expense; and (v) amortization of internally developed intangible assets.
Adjusted EBITDA margin is computed by dividing adjusted EBITDA by revenues.
Non-GAAP net income is computed by excluding the discrete items listed under non-GAAP operating income and their related tax impacts.
Non-GAAP diluted EPS is computed by dividing net income attributable to Leidos common stockholders, adjusted for the discrete items as identified above and the related tax impacts, by the diluted weighted average number of common shares outstanding.
Non-GAAP free cash flow is computed by deducting expenditures for property, equipment and software from net cash provided by operating activities.
Non-GAAP free cash flow conversion is computed by dividing free cash flow by non-GAAP net income attributable to Leidos common stockholders; operating cash flow conversion is computed by dividing net cash provided by operating activities by net income attributable to Leidos shareholders.

13	Leidos Holdings, Inc. Exhibit 99.1

LEIDOS HOLDINGS, INC.
UNAUDITED NON-GAAP FINANCIAL MEASURES [CONTINUED]
(in millions, except growth percentages)
The following table presents the reconciliation of revenues to organic revenues by reportable segment and total operations:

	Three Months Ended			Year Ended
	January 2, 2026	January 3, 2025	Percent Change	January 2, 2026	January 3, 2025	Percent Change
National Security & Digital
Revenues, as reported	$1,846	$1,894	(3)%	$7,611	$7,365	3%
Acquisition revenues(1)	22	—		60	—
Organic revenues	$1,824	$1,894	(4)%	$7,551	$7,365	3%
Health & Civil
Revenues, as reported	$1,205	$1,328	(9)%	$5,069	$5,015	1%
Commercial & International
Revenues, as reported	$610	$604	1%	$2,315	$2,252	3%
Divestiture revenues(2)	—	6		—	6
Organic revenues	$610	$598	2%	$2,315	$2,246	3%
Defense Systems
Revenues, as reported	$546	$539	1%	$2,179	$2,030	7%
Total Operations
Revenues, as reported	$4,207	$4,365	(4)%	$17,174	$16,662	3%
Acquisition and divestiture revenues(1)(2)	22	6		60	6
Organic revenues	$4,185	$4,359	(4)%	$17,114	$16,656	3%
(1)Current period acquisition revenues reflect revenues in the current as reported figures for 12 months from closing of each acquisition. Acquisition revenues for the three months and year ended January 2, 2026, for the National Security & Digital segment include Kudu Dynamics (acquired May 23, 2025).
(2)Prior period divestiture revenues reflect revenues from assets subsequently divested. Divestiture revenues for the three months and twelve months ended January 3, 2025, for the Commercial and International segment include an immaterial business not aligned to the Company's long term strategy (divested October 31, 2025).

Leidos Holdings, Inc. Exhibit 99.1	14

LEIDOS HOLDINGS, INC.
UNAUDITED NON-GAAP FINANCIAL MEASURES [CONTINUED]
(in millions, except per share data and margin percentages)
The following tables present the reconciliation of non-GAAP operating income, net income, diluted EPS, adjusted EBITDA, and adjusted EBITDA margin to the most directly comparable GAAP measures for the three months ended January 2, 2026:

	Three Months Ended January 2, 2026
	As reported	Acquisition, integration and restructuring costs	Amortization of acquired intangibles	Asset impairment charges	Gain on sale of business	Non-GAAP results
Operating income	$473	$8	$34	$1	$—	$516
Non-operating expense, net	(44)	—	—	—	(5)	(49)
Income before income taxes	429	8	34	1	(5)	467
Income tax expense(1)	(94)	(2)	(8)	—	1	(103)
Net income	$335	$6	$26	$1	$(4)	$364
Less: net income attributable to non-controlling interest	8	—	—	—	—	8
Net income attributable to Leidos common stockholders	$327	$6	$26	$1	$(4)	$356

Diluted EPS attributable to Leidos common stockholders(2)	$2.53	$0.05	$0.20	$0.01	$(0.03)	$2.76
Diluted shares	129	129	129	129	129	129

	Three Months Ended January 2, 2026
	As reported	Acquisition, integration and restructuring costs	Amortization of acquired intangibles	Asset impairment charges	Gain on sale of business	Non-GAAP results
Net income	$335	$6	$26	$1	$(4)	$364
Income tax expense(1)	94	2	8	—	(1)	103
Income before income taxes	429	8	34	1	(5)	467
Depreciation expense	41	—	—	—	—	41
Amortization of intangibles	34	—	(34)	—	—	—
Interest expense, net	48	—	—	—	—	48
EBITDA	$552	$8	$—	$1	$(5)	$556
EBITDA margin	13.1%					13.2%
(1)Calculation uses an estimated statutory tax rate on non-GAAP adjustments.
(2)Earnings per share is computed independently for each of the non-GAAP adjustments presented and therefore may not sum to the total non-GAAP earnings per share due to rounding.

15	Leidos Holdings, Inc. Exhibit 99.1

LEIDOS HOLDINGS, INC.
UNAUDITED NON-GAAP FINANCIAL MEASURES [CONTINUED]
(in millions, except per share data and margin percentages)
The following tables present the reconciliation of non-GAAP operating income, net income, diluted EPS, adjusted EBITDA, and adjusted EBITDA margin to the most directly comparable GAAP measures for the three months ended January 3, 2025:

	Three Months Ended January 3, 2025
	As reported	Acquisition, integration and restructuring costs	Amortization of acquired intangibles	Asset impairment charges	Non-GAAP results
Operating income	$421	$2	$37	$5	$465
Non-operating expense, net	(46)	—	—	—	(46)
Income before income taxes	375	2	37	5	419
Income tax expense(1)	(93)	—	(9)	(1)	(103)
Net income	$282	$2	$28	$4	$316
Less: net loss attributable to non-controlling interest	(2)	—	—	—	(2)
Net income attributable to Leidos common stockholders	$284	$2	$28	$4	$318
Diluted EPS attributable to Leidos common stockholders(2)	$2.12	$0.01	$0.21	$0.03	$2.37
Diluted shares	134	134	134	134	134

	Three Months Ended January 3, 2025
	As reported	Acquisition, integration and restructuring costs	Amortization of acquired intangibles	Asset impairment charges	Non-GAAP results
Net income	$282	$2	$28	$4	$316
Income tax expense(1)	93	—	9	1	103
Income before income taxes	375	2	37	5	419
Depreciation expense	42	—	—	—	42
Amortization of intangibles	37	—	(37)	—	—
Interest expense, net	47	—	—	—	47
EBITDA	$501	$2	$—	$5	$508
EBITDA margin	11.5%				11.6%
(1)Calculation uses an estimated statutory tax rate on non-GAAP adjustments.
(2)Earnings per share is computed independently for each of the non-GAAP adjustment presented and therefore may not sum to the total non-GAAP earnings per share due to rounding.

Leidos Holdings, Inc. Exhibit 99.1	16

LEIDOS HOLDINGS, INC.
UNAUDITED NON-GAAP FINANCIAL MEASURES [CONTINUED]
(in millions, except per share data and margin percentages)
The following tables present the reconciliation of non-GAAP operating income, net income, diluted EPS, adjusted EBITDA, and adjusted EBITDA margin to the most directly comparable GAAP measures for the year ended January 2, 2026:

	Year Ended January 2, 2026
	As reported	Acquisition, integration and restructuring costs(1)	Amortization of acquired intangibles	Asset impairment charges	Gain on sale of business	Non-GAAP results
Operating income	$2,109	$19	$129	$4	$—	$2,261
Non-operating expense, net	(200)	—	—	—	(5)	(205)
Income before income taxes	1,909	19	129	4	(5)	2,056
Income tax expense(2)	(447)	(4)	(32)	(1)	1	(483)
Net income	1,462	15	97	3	(4)	1,573
Less: net income attributable to non-controlling interest	14	—	—	—	—	14
Net income attributable to Leidos common stockholders	$1,448	$15	$97	$3	$(4)	$1,559

Diluted EPS attributable to Leidos common stockholders(3)	$11.14	$0.12	$0.75	$0.02	$(0.03)	$11.99
Diluted shares	130	130	130	130	130	130

	Year Ended January 2, 2026
	As reported	Acquisition, integration and restructuring costs(1)	Amortization of acquired intangibles	Asset impairment charges	Gain on sale of business	Non-GAAP results
Net income	$1,462	$15	$97	$3	$(4)	$1,573
Income tax expense(1)	447	4	32	1	(1)	483
Income before income taxes	1,909	19	129	4	(5)	2,056
Depreciation expense	160	—	—	—	—	160
Amortization of intangibles	130	—	(129)	—	—	1
Interest expense, net	203	—	—	—	—	203
EBITDA	$2,402	$19	$—	$4	$(5)	$2,420
EBITDA margin	14.0%					14.1%
(1)Asset markdowns associated with restructuring activities were recorded to "Cost of revenues" in the consolidated statements of operations.
(2)Calculation uses an estimated statutory tax rate on non-GAAP adjustments.
(3)Earnings per share is computed independently for each of the non-GAAP adjustments presented and therefore may not sum to the total non-GAAP earnings per share due to rounding.

17	Leidos Holdings, Inc. Exhibit 99.1

LEIDOS HOLDINGS, INC.
UNAUDITED NON-GAAP FINANCIAL MEASURES [CONTINUED]
(in millions, except per share data and margin percentages)
The following tables present the reconciliation of non-GAAP operating income, net income, diluted EPS, adjusted EBITDA, and adjusted EBITDA margin to the most directly comparable GAAP measures for the year ended January 3, 2025:

	Year Ended January 3, 2025
	As reported	Acquisition, integration and restructuring costs(1)	Amortization of acquired intangibles	Asset impairment charges	Gain on sale of intangible assets	Non-GAAP results
Operating income	$1,827	$22	$147	$11	$—	$2,007
Non-operating expense, net	(188)	—	—	—	(2)	(190)
Income before income taxes	1,639	22	147	11	(2)	1,817
Income tax expense(2)	(388)	(5)	(37)	(3)	1	(432)
Net income	1,251	17	110	8	(1)	1,385
Less: net loss attributable to non-controlling interest	(3)	—	—	—	—	(3)
Net income attributable to Leidos common stockholders	$1,254	$17	$110	$8	$(1)	$1,388

Diluted EPS attributable to Leidos common stockholders(3)	$9.22	$0.13	$0.81	$0.06	$(0.01)	$10.21
Diluted shares	136	136	136	136	136	136

	Year Ended January 3, 2025
	As reported	Acquisition, integration and restructuring costs(1)	Amortization of acquired intangibles	Asset impairment charges	Gain on sale of intangible assets	Non-GAAP results
Net income	$1,251	$17	$110	$8	$(1)	$1,385
Income tax expense(2)	388	5	37	3	(1)	432
Income before income taxes	1,639	22	147	11	(2)	1,817
Depreciation expense	143	—	—	—	—	143
Amortization of intangibles	147	—	(147)	—	—	—
Interest expense, net	193	—	—	—	—	193
EBITDA	$2,122	$22	$—	$11	$(2)	$2,153
EBITDA margin	12.7%					12.9%
(1)Asset markdowns associated with restructuring activities were recorded to "Cost of revenues" in the consolidated statements of operations.
(2)Calculation uses an estimated statutory tax rate on non-GAAP adjustments.
(3)Earnings per share is computed independently for each of the non-GAAP adjustments presented and therefore may not sum to the total non-GAAP earnings per share due to rounding.

Leidos Holdings, Inc. Exhibit 99.1	18

LEIDOS HOLDINGS, INC.
UNAUDITED NON-GAAP FINANCIAL MEASURES [CONTINUED]
(in millions, except margin percentages)
The following tables present the reconciliation of non-GAAP operating income by reportable segment and Corporate to operating income:

	Three Months Ended January 2, 2026
	Operating income (loss)	Acquisition, integration and restructuring costs	Amortization of acquired intangibles	Asset impairment charges	Non-GAAP operating income (loss)	Non-GAAP operating margin
National Security & Digital	$196	$2	$9	$1	$208	11.3%
Health & Civil	264	—	6	—	270	22.4%
Commercial & International	51	1	7	—	59	9.7%
Defense Systems	44	—	12	—	56	10.3%
Corporate	(82)	5	—	—	(77)	NM
Total	$473	$8	$34	$1	$516	12.3%

	Three Months Ended January 3, 2025
	Operating income (loss)	Acquisition, integration and restructuring costs	Amortization of acquired intangibles	Asset impairment charges	Non-GAAP operating income (loss)	Non-GAAP operating margin
National Security & Digital	$175	$—	$6	$3	$184	9.7%
Health & Civil	279	—	6	2	287	21.6%
Commercial & International	40	—	8	—	48	7.9%
Defense Systems	2	—	17	—	19	3.5%
Corporate	(75)	2	—	—	(73)	NM
Total	$421	$2	$37	$5	$465	10.7%

	Year Ended January 2, 2026
	Operating income (loss)	Acquisition, integration and restructuring costs(1)	Amortization of acquired intangibles	Asset impairment charges	Non-GAAP operating income (loss)	Non-GAAP operating margin
National Security & Digital	$760	$4	$29	$1	$794	10.4%
Health & Civil	1,202	—	24	—	1,226	24.2%
Commercial & International	166	7	28	—	201	8.7%
Defense Systems	156	—	48	3	207	9.5%
Corporate	(175)	8	—	—	(167)	NM
Total	$2,109	$19	$129	$4	$2,261	13.2%
NM - Not Meaningful
(1)Asset markdowns associated with restructuring activities were recorded to "Cost of revenues" in the consolidated statements of operations.

19	Leidos Holdings, Inc. Exhibit 99.1

LEIDOS HOLDINGS, INC.
UNAUDITED NON-GAAP FINANCIAL MEASURES [CONTINUED]
(in millions, except margin percentages)

The following table present the reconciliation of non-GAAP operating income by reportable segment and Corporate to operating income (continued):

	Year Ended January 3, 2025
	Operating income (loss)	Acquisition, integration and restructuring costs(1)	Amortization of acquired intangibles	Asset impairment charges	Non-GAAP operating income (loss)	Non-GAAP operating margin
National Security & Digital	$720	$—	$23	$5	$748	10.2%
Health & Civil	1,095	—	27	4	1,126	22.5%
Commercial & International	104	9	30	2	145	6.4%
Defense Systems	94	—	67	—	161	7.9%
Corporate	(186)	13	—	—	(173)	NM
Total	$1,827	$22	$147	$11	$2,007	12.0%
NM - Not Meaningful
(1)Asset markdowns associated with restructuring activities were recorded to "Cost of revenues" in the consolidated statements of operations.

Leidos Holdings, Inc. Exhibit 99.1	20

LEIDOS HOLDINGS, INC.
UNAUDITED NON-GAAP FINANCIAL MEASURES [CONTINUED]

The following table presents the reconciliation of free cash flow to net cash provided by operating activities as well as the calculation of operating cash flow and free cash flow conversion ratios:

	Three Months Ended		Year Ended
(in millions, except conversion ratio)	January 2, 2026	January 3, 2025	January 2, 2026	January 3, 2025
Net cash provided by operating activities(1)	$495	$294	$1,750	$1,435
Payments for property, equipment and software	(43)	(86)	(125)	(149)
Free cash flow	$452	$208	$1,625	$1,286

Net income attributable to Leidos common stockholders	$327	$284	$1,448	$1,254
Acquisition, integration and restructuring costs(2)(3)	6	2	15	17
Amortization of acquired intangibles(2)	26	28	97	110
Asset impairment charges(2)	1	4	3	8
Gain on sale of intangible assets(2)	(4)	—	(4)	(1)
Non-GAAP net income attributable to Leidos common stockholders	$356	$318	$1,559	$1,388

Operating cash flow conversion ratio	151%	104%	121%	114%
Free cash flow conversion ratio	127%	65%	104%	93%
(1)Net cash provided by operating activities for the three and twelve months ended January 3, 2025, was recast to reflect a change in accounting policy.
(2)After-tax expenses excluded from non-GAAP net income.
(3)Asset markdowns associated with restructuring activities were recorded to "Cost of revenues" in the consolidated statements of operations.

21	Leidos Holdings, Inc. Exhibit 99.1